CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 300 to Registration Statement No. 333-152385/811-03365 on Form N-4 of our report dated March 24, 2008, relating to the financial statements of each of the Sub-Accounts of MetLife Investors USA Separate Account A and our report dated April 3, 2008 (June 25, 2008, as to Note 15), relating to the financial statements of MetLife Investors USA Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company's 2006 and 2005 financial statements have been restated), both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Tampa, Florida
October 28, 2008